Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF DELCATH SYSTEMS, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

Delcath Systems, Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify:

FIRST: Upon the filing and effectiveness pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, the Corporation’s Amended and Restated Certificate of Incorporation shall be amended by deleting Article FOURTH in its entirety and substituting in lieu thereof the following new Article FOURTH:

“FOURTH: The total number of all classes of shares of capital stock which the Corporation shall have authority to issue is ninety million (90,000,000), consisting of ten million (10,000,000) shares of Preferred Stock, with a par value of $.01 per share, and eighty million (80,000,000) shares of Common Stock, with a par value of $.01 per share.”

SECOND: This Certificate of Amendment has been duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of this 12th day of June, 2023.

DELCATH SYSTEMS, INC.

By:	/s/ Gerard Michel
Name: Gerard Michel
Title: Chief Executive Officer